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                                                                     EXHIBIT 4.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            KEYSTONE FINANCIAL, INC.

                       (As Amended Through July 29, 1996)

    1. Corporate Name. The name of the Corporation is Keystone Financial, Inc.

    2. Registered Office. The location and post office address of the Corporation's registered office in this Commonwealth is One Keystone Plaza, North Front and Market Streets, Harrisburg, Pennsylvania 17101.

    3. Purposes. The purpose or purposes for which the Corporation is incorporated are to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

    4. Governing Statute. The Corporation is incorporated under the Pennsylvania Business Corporation Law.

    5. Term Of Existence. The term for which the Corporation is to exist is perpetual.

    6. Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is 83,000,000, of which 8,000,000 shares shall be Preferred Stock, par value $1.00 per share, issuable in one or more series, and 75,000,000 shares shall be Common Stock, par value $2.00 per share.

    The description of each such class of shares and a statement of the authority hereby vested in the Board of Directors of the Corporation to divide the Preferred Stock into series and to fix and determine the designations, preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights to be granted to or imposed upon the shares of each class and series is as follows:

         A. Preferred Stock. The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of the Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock or of such series, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, variations between different series in the following respects:

              (a) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

              (b) the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;
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              (c)  the price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable;

              (d) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

              (e) the preferential amount or amounts payable upon shares of such series in the event of the liquidation, dissolution or winding up of the Corporation;

              (f)  the voting rights, if any, of shares of such series;

              (g) the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the Corporation into which such shares may be converted;

              (h) the relative seniority, parity or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued; and

              (i) such other terms, qualifications, privileges, limitations, options, restrictions and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolutions, lawfully fix and determine under the laws of the Commonwealth of Pennsylvania.

         Unless otherwise provided in a resolution establishing any particular series, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment of the Articles approved solely by a majority vote of the outstanding shares of Common Stock (or solely with a lesser vote of the Common Stock, or solely by action of the Board of Directors, if permitted by law at any time).

         All shares of any one series shall be alike in every particular, except with respect to the accrual of dividends prior to date of issuance.

         B. Common Stock. Except for and subject to those rights expressly granted to holders of the Preferred Stock or any series thereof by resolution or resolutions adopted by the Board of Directors pursuant to paragraph A of this Article 6 and except as may be provided by the laws of the Commonwealth of Pennsylvania, holders of the Common Stock shall have exclusively all other rights of shareholders. All shares of Common Stock issued or to be issued shall be alike in every particular.

     7.  Personal Liability Of Directors.

    (a) To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

    (b) This Article 7 shall not apply to any action, suit or proceeding filed prior to January 27, 1987, nor to any breach of performance of duty or any failure of performance of duty by a director of the

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Corporation occurring prior to January 27, 1987. The provisions of this Article shall be deemed to be a contract with each director of the Corporation who serves as such at any time while this Article is in effect, and each such director shall be deemed to be so serving in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any By-Law or other provision of the Articles of the Corporation which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to the adoption of such amendment, repeal, By-Law or other provision.

    8.  Board Of Directors.

    8.1. Number, Election, Etc. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors comprised as follows:

         (a) Number. The Board of Directors shall consist of such number of persons as may from time to time be fixed by the Board pursuant to a resolution adopted by a majority vote of the Disinterested Directors then in office, plus such number of additional directors as the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets, voting separately as a class or series, shall have the right from time to time to elect.

         (b) Classes, Election and Terms. The directors elected by the holders of Voting Stock shall be classified in respect of the time for which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible. If such classes of directors are not equal, the Board of Directors, by a majority vote of the Disinterested Directors then in office, shall determine which class shall contain an unequal number of directors. At each annual meeting of shareholders, the shareholders shall elect directors of the class whose term then expires, to hold office until the third succeeding annual meeting. Each director shall hold office for the term for which elected and until his or her successor shall be elected and shall qualify.

         (c) Removal of Directors. Any director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote at any time, without assigning any cause, but only if shareholders entitled to cast at least 75% of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal; provided, however, that the shareholders shall have such power of removal without cause only if and so long as the general corporate law of the Corporation's state of incorporation specifically mandates such power. If such power of removal without cause is not mandated by statute, the shareholders may remove a director or directors from office at any time only for cause and only if, in addition to any vote required by any other provision of law, these Articles or the By-Laws of the Corporation, such removal is approved by the affirmative vote of at least a majority of the voting power of the outstanding shares of Voting Stock of the Corporation which are not beneficially owned by an Interested Shareholder.

         (d) Vacancies. Vacancies in the members of the Board of Directors elected by the holders of Voting Stock, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the Disinterested Directors then in office, though less than a quorum, except as otherwise required by law. All such directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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         (e)  Nominations of Director Candidates.  Nominations for the election of directors may be made only by the Board of Directors or a committee appointed by the Board of Directors or by any holder of record of stock entitled to vote in the election of the directors to be elected; but a nomination may be made by a shareholder only if written notice of such nomination has been received by the Secretary of the Corporation not later than 120 days in advance of the meeting at which the election is to be held. Each such notice shall set forth: (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Corporation if so elected. Only candidates who have been nominated in accordance with this Section 8.1(e) shall be eligible for election by the shareholders as directors of the Corporation.

    8.2. Exception For Preferred Stock. Whenever the holders of any class or series of stock having a preference over the Common Stock of the Corporation as to dividends or assets shall have the right, voting separately as a class or series, to elect one or more directors of the Corporation or to take any other action, none of the provisions of Section 8.1 shall apply with respect to the director or directors elected or the action taken by the holders of such class or series.

    8.3. Authority To Amend By-Laws. The Board of Directors may adopt, amend and repeal the By-Laws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, provided that such power may be exercised only by a vote including a majority of the Disinterested Directors then in office. No By-Law may be adopted, amended or repealed by the shareholders unless, in addition to any other affirmative vote required by law, these Articles or otherwise, such action is approved by the affirmative votes of
(a) the holders of at least 75% of the voting power of all then outstanding shares of Voting Stock, voting together as a single class, and (b) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by an Interested Shareholder, voting together as a single class; provided, however, that the additional affirmative votes required by this Section 8.3 shall not apply to any shareholder adoption, amendment or repeal of any By-Law provision if (a) such action is recommended and submitted to the shareholders for their consideration by the affirmative vote of a majority of the Disinterested Directors and (b) at the time of such recommendation the Disinterested Directors constitute at least a majority of the full Board of Directors, excluding any directors elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets.

    9.  Vote Required For Certain Transactions.

    9.1. Special Vote For Certain Transactions. In addition to any affirmative vote required by law, these Articles or otherwise, and except as otherwise expressly provided in Section 9.2:

         (a) any merger, consolidation or share exchange of the Corporation or any Subsidiary with (1) any Interested Shareholder or with (2) any other person (whether or not itself an Interested Shareholder) which is, or after such merger, consolidation or share exchange would be, an Affiliate

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     or Associate of an Interested Shareholder or which does not include in its articles of incorporation the substance of the terms of this Article 9, in each case without regard to which person is the surviving person;

         (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) to, with or for the benefit of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets, securities or commitments of the Corporation or any Subsidiary having an aggregate Fair Market Value and/or involving aggregate commitments equal to 5% or more of Total Assets;

         (c) the issuance or transfer by the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary having an aggregate Fair Market Value equal to 5% or more of Total Assets;

         (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

         (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

         (f) any other transaction or series of transactions similar in purpose or effect to, or any agreement, contract or other arrangement providing for, any one or more of the transactions specified in the foregoing subparagraphs (a) through (e); shall require the affirmative votes of (i) the holders of at least 75% of the voting power of all then outstanding shares of Voting Stock, voting together as a single class, and
     (ii) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by such Interested Shareholder, voting together as a single class. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

    9.2.  Exception To Special Vote Requirements.  The provisions of Section
9.1 shall not be applicable to any transaction, and such transaction shall require only such affirmative vote (if any) as is required by law, any other provision of these Articles, any agreement with any national securities exchange or otherwise, if the transaction shall have been approved by a majority of the Disinterested Directors.

    10.  Definitions; Interpretation; Amendments.

    10.1. Definitions. For The Purposes Of Articles 8, 9, 10 And 11 Of These articles:

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         (a)  A "person" shall mean any individual, firm, corporation, partnership, joint venture, trust or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock. As used herein, the pronouns "which", "that" and "it" in relation to persons that are individuals shall be construed to mean "who" or "whom", "he" or "she" and "him" or "her", as appropriate.

         (b) "Interested Shareholder" at any particular time shall mean any person (other than the Corporation or a Subsidiary, or an employee benefit plan of the Corporation or a Subsidiary, or a trustee or fiduciary of any such plan when acting in such capacity) which:

              (1) is at such time the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock;

              (2) is at such time an Affiliate of the Corporation and at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of more than 20% of the voting power of the then outstanding Voting Stock; or

              (3) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

With respect to any particular transaction, the term "Interested Shareholder" means any Interested Shareholder involved in such transaction, any Affiliate or Associate of such Interested Shareholder and any other member of a group acting in concert with such Interested Shareholder.

         (c)  A person shall be a "beneficial owner" of any shares of Voting
     Stock:

              (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

              (2)  which such person or any of its Affiliates or Associates has
          (A) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, revocation of a trust, or otherwise, or (B) the right to vote, or to direct the voting of, pursuant to any agreement, arrangement or understanding; or

              (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (b) of this Section 10.1, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of this paragraph (c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or

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         understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

         (d) An "Affiliate" of a specified person shall mean any person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

         (e) An "Associate" of a specified person shall mean (1) any director, officer or partner of, or any beneficial owner, directly or indirectly, of 5% or more of any class of equity security of, such person or any of its Affiliates, (2) any corporation or organization (other than the Corporation or a Subsidiary) of which such person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (3) any trust or other estate (other than an employee benefit plan of the Corporation or a Subsidiary) in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (4) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or Subsidiaries and (5) any investment company registered under the Investment Company Act of 1940 for which such person or any Affiliate or Associate of such person serves as investment advisor.

         (f) "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation, as well as any Affiliate of the Corporation which is controlled by the Corporation; provided, however, that for purposes of the definition of Interested Shareholder set forth in paragraph (b) of this
     Section 10.1, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         (g) "Disinterested Director" shall mean a director of the Corporation who is not an Interested Shareholder or an Affiliate, Associate or representative of an Interested Shareholder and either (1) was a director of the Corporation immediately prior to the time the Interested Shareholder became an Interested Shareholder or (2) is a successor to a Disinterested Director and is recommended or elected to succeed a Disinterested Director by a majority of the then Disinterested Directors. Whenever the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets shall have the right, voting separately as a class or series, to elect one or more directors of the Corporation, the term "Disinterested Director" shall not include any director elected by the holders of such class or series. As used with respect to any particular transaction in Article 9 or with respect to a determination or interpretation as to such transaction under Section 10.1(h) or Section 10.2, the term "Disinterested Director" shall include all directors who are Disinterested Directors with respect to the Interested Shareholders involved in such transaction. In all other cases, unless the context otherwise clearly requires, the term "Disinterested Director" shall mean only those directors who are Disinterested Directors with respect to all persons who are then Interested Shareholders.

         (h) "Fair Market Value" shall mean (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the consolidated transactions reporting system, or, if such stock is not quoted on such system, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or, if none, the highest closing bid quotation with respect to a share of such stock

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     during the 30-day period preceding the date in question on the National
     Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority vote of the Disinterested Directors; and (2) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined in good faith by a majority vote of the Disinterested Directors or by a qualified appraiser retained by them for such purpose.

         (i) "Voting Stock" shall mean capital stock of the Corporation entitled to vote generally in an annual election of directors of the Corporation.

         (j) "Total Assets" shall mean the consolidated total assets of the Corporation and its consolidated subsidiaries as of the close of the most recent fiscal quarter ended on or prior to the date of the first public announcement of the transaction in question, as shown on the consolidated balance sheet published by the Corporation for such quarter.

         (k) "Substantial Part" shall mean more than twenty percent of the total consolidated assets of the Corporation, as shown on its consolidated balance sheet as of the end of the most recent fiscal year.

    10.2.  Powers Of The Disinterested Directors.  The Disinterested
Directors, by a majority vote, are authorized to interpret all the terms and provisions of these Articles and to determine, on the basis of information known to them after reasonable inquiry, any fact necessary to determine compliance with any such term or provision including, without limitation (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether any articles of incorporation provision required by Section 9.1(a) complies with such Section and is valid and enforceable and (e) whether the assets which are the subject of any transaction referred to in Section 9.1(b) have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any transaction referred to in Section 9.1(c) has, an aggregate Fair Market Value equal to 5% or more of Total Assets. Any such interpretation or determination made in good faith shall be binding and conclusive for all purposes of these Articles.

    10.3. Amendment, Repeal, Etc. In addition to any affirmative vote required by law, these Articles or otherwise, any amendment, alteration, change or repeal of any provision of these Articles, or the adoption of any new provision thereof, shall require the affirmative votes of (a) the holders of at least 75% of the voting power of all then outstanding shares of Voting Stock, voting together as a single class, and (b) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by any Interested Shareholder, voting together as a single class; provided, however, that the additional affirmative votes required by this
Section 10.3 shall not apply to any amendment, alteration, change, repeal or provision if (a) it is recommended and submitted to the shareholders for their consideration by the affirmative vote of a majority of the Disinterested Directors and (b) at the time of such recommendation the Disinterested Directors constitute at least a majority of the full Board of Directors, excluding any directors elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets.

    11. Consideration Of Other Factors. The Board of Directors of the Corporation, when evaluating any proposal:

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         (a)  involving a tender or exchange offer for any security of the
     Corporation;

         (b) to merge with or consolidate the Corporation with another corporation or person; or

         (c) to purchase or otherwise acquire all or a Substantial Part of the properties or assets of the Corporation,

shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation, the economic effect, both immediate and long-term, upon the Corporation's shareholders, including shareholders, if any, not to participate in the transaction, the social and economic effects on the employees, suppliers and customers of, and others dealing with, the Corporation or any of its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located. The definitions set forth in Section 10.1 of Article 10 of these Articles shall apply to this Article 11.

    12. No Cumulative Voting. The shareholders shall not have the right of cumulative voting.

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